Exhibit 99

First Acceptance Corporation Reports Operating Results for the Quarter and Year Ended December 31, 2017

NASHVILLE, TN, March 6, 2018 – First Acceptance Corporation (NYSE: FAC) today reported its financial results for the quarter and year ended December 31, 2017.

Operating Results

Income before income taxes for the three months ended December 31, 2017 was $3.1 million, compared with loss before income taxes of $5.8 million for the three months ended December 31, 2016. Net loss for the three months ended December 31, 2017 was $10.4 million, compared with net loss of $3.5 million for the three months ended December 31, 2016. For the three months ended December 31, 2017, we recognized $4.3 million of favorable prior period loss development, compared with unfavorable development of $2.6 million for the three months ended December 31, 2016.

Income before income taxes for the year ended December 31, 2017 was $6.6 million, compared with loss before income taxes of $45.1 million for the year ended December 31, 2016. Net loss for the year ended December 31, 2017 was $8.6 million, compared with net loss of $29.2 million for the year ended December 31, 2016. For the year ended December 31, 2017, we recognized $2.3 million of favorable prior period loss development. For the year ended December 31, 2016, we recognized $30.6 million of unfavorable prior period loss development. Conversely, the year ended December 31, 2016 was favorably impacted by a $1.2 million gain on the sale of foreclosed real estate along with net realized gains on investments of $4.8 million from the sales of fixed maturities that were sold to increase the statutory capital and surplus of our insurance company subsidiaries.

The provision for income taxes for the three months and year ended December 31, 2017 includes a reduction in the deferred tax asset of $12.5 million as a result of the enactment of legislation to reduce the corporate income tax rate.

Revenues for the three months ended December 31, 2017 decreased 6.6% to $82.1 million from $87.8 million in the same period in the prior year. Revenues for the year ended December 31, 2017 decreased 10.8% to $347.5 million from $389.6 million in the same period in the prior year.

President and Chief Executive Officer, Ken Russell, commented, “Following the unprecedented underwriting losses in 2016 that impacted the automobile insurance industry, over the last 18 months, the Company held its focus on returning to profitability by improving pricing and risk management and strengthening its core business fundamentals. While higher rates and stricter underwriting meant less revenues, our 14% decline in policies-in-force since the beginning of the year, was partially offset by a 10% increase in our average in-force premium. Bolstered by improved claims-handling, these changes contributed to a 2017 accident year loss ratio of 80.2% (79.3% adjusted for the September catastrophic claims losses) which marked a significant improvement from 91.8% in 2016. All said, these efforts resulted in the Company exceeding its profitability goals set for 2017.”

Mr. Russell further added “2017 was also a year for the Company to evaluate and better leverage the strengths of its retail operations. In doing so, we began to expand the offerings in our stores of additional commissionable products written through other carriers for both personal automobile and non-personal automobile coverages, including homeowners, renters, motorcycle, life and commercial automobile. Now, as we become better equipped as both an insurer and an agency, I look towards 2018 with great optimism and thank all of our stockholders for their patience and support through this transitionary time.”

Loss Ratio. The loss ratio was 73.9% for the three months ended December 31, 2017, compared with 91.9% for the three months ended December 31, 2016. The loss ratio was 79.4% for the year ended December 31, 2017, compared with 101.9% for the year ended December 31, 2016. We recognized favorable development related to prior periods of $4.3 million for the three months ended December 31, 2017, compared with unfavorable development related to prior periods of $2.6 million for the three months ended December 31, 2016. For the year ended December 31, 2017, we recognized $2.3 million of favorable prior period loss development, compared with unfavorable development of $30.6 million for the year ended December 31, 2016.

Excluding the development related to prior periods for the three months ended December 31, 2017 and 2016, the loss ratios were 80.5% and 88.2%, respectively. Excluding the development related to prior fiscal years and the impact of the September 2017 hurricanes, the loss ratios for the years ended December 31, 2017 and 2016 were 79.3% and 91.8%, respectively. We believe that the improvement in the loss ratio was the result of our aggressive rate and underwriting actions in addition to a moderate reduction in claims frequency.

Revenues. Premiums earned decreased by $3.5 million, or 5.1%, to $65.8 million for the three months ended December 31, 2017, from $69.3 million for the three months ended December 31, 2016. For the year ended December 31, 2017 premiums earned decreased by $25.1 million, or 13.6%, to $278.2 million from $303.3 million for the year ended December 31, 2016. These decreases were the result of a targeted decline in new policies written through the closing of 53 poorly performing stores, increasing rates and the tightening of underwriting standards. These actions resulted in a 14% decrease in our year-over-year policies in force which was partially offset by a 10% year-over-year increase in our average in-force premium that was driven by our recent rate actions. The estimated effective rate increases attained over the last 18 and 12 months were 16% and 2%, respectively.

Commission and fee income decreased by $2.5 million, or 14.3%, to $15.0 million for the three months ended December 31, 2017, from $17.5 million for the three months ended December 31, 2016. Commission and fee income decreased by $11.0 million, or 14.6%, to $64.6 million for the year ended December 31, 2017, from $75.6 million for the year ended December 31, 2016. These decreases were primarily the result of a decrease in monthly billing fees as a result of the previously-mentioned decline in the number of policies in force. Additionally, we earned less commission as a result of a decline in the renewals of automobile insurance policies sold in California on behalf of third-party carriers.

Expense Ratio. The expense ratio was 20.9% for the three months ended December 31, 2017, compared with 15.7% for the three months ended December 31, 2016. The expense ratio was 17.8% for the year ended December 31, 2017, compared with 14.6% for the year ended December 31, 2016. These year-over-year increases in the expense ratio were primarily due to the decrease in premiums earned which resulted in a higher percentage of fixed expenses and the previously-mentioned decline in commission and fee income, which is a component of the expense ratio.

Combined Ratio. The combined ratio decreased to 94.8% for the three months ended December 31, 2017 from 107.6% for the three months ended December 31, 2016. For the year ended December 31, 2017, the combined ratio decreased to 97.2% from 116.5% for the year ended December 31, 2016.

About First Acceptance Corporation

We are principally a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. Our insurance operations generate revenue from selling non-standard personal automobile insurance products and related products in 16 states. We currently conduct our insurance servicing and underwriting operations in 13 states and operate only as an insurance agency in three states. We are also licensed as an insurance company in 13 states where we do not conduct any business. Non-standard personal automobile insurance is sought after by individuals because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage or driving record and/or vehicle type.

At December 31, 2017, we leased and operated 350 retail locations and a call center staffed with employee-agents. Our employee-agents primarily sell non-standard personal automobile insurance products underwritten by us and through third-party carriers for which we receive a commission. We also offer a variety of additional commissionable products, and, in most states, our employee-agents also sell an insurance product providing personal property and liability coverage for renters that is underwritten by us. In addition to our retail locations, we are able to complete the entire sales process over the phone via our call center or through the internet via our consumer-based website or mobile platform. On a limited basis, we also sell our products through selected retail locations operated by independent agents. Additional information about First Acceptance Corporation can be found online at www.acceptance.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the expected effects of the recently completed acquisition. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2017 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues:
Premiums earned	$65,775	$69,331	$278,221	$303,328
Commission and fee income	14,978	17,541	64,581	75,596
Investment income	1,304	854	4,719	4,649
Gain on sale of foreclosed real estate	—	—	—	1,237
Net realized (losses) gains on investments, available-for-sale (includes $4,745 of accumulated other comprehensive loss reclassification for net unrealized gains in 2016)	(3)	80	(3)	4,813
	82,054	87,806	347,518	389,623
Costs and expenses:
Losses and loss adjustment expenses	48,622	63,740	220,785	309,002
Insurance operating expenses	28,062	27,609	111,323	116,510
Other operating expenses	311	287	1,133	1,219

Stock-based compensation	99	43	299	207
Depreciation	465	606	2,068	2,540
Amortization of identifiable intangible assets	195	239	789	956
Interest expense	1,161	1,106	4,535	4,319
	78,915	93,630	340,932	434,753
Income (loss) before income taxes	3,139	(5,824)	6,586	(45,130)
Provision (benefit) for income taxes	13,568	(2,277)	15,190	(15,848)
Net loss	$(10,429)	$(3,547)	$(8,604)	$(29,282)
Net loss per share:
Basic	$(0.25)	$(0.09)	$(0.21)	$(0.71)
Diluted	$(0.25)	$(0.09)	$(0.21)	$(0.71)
Number of shares used to calculate net loss per share:
Basic	41,200	41,041	41,286	41,085
Diluted	41,200	41,041	41,286	41,085

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	December 31,
	2017	2016
ASSETS
Investments, available-for-sale at fair value (amortized cost of $129,742 and $117,902, respectively)	$129,945	$117,212
Cash, cash equivalents, and restricted cash	115,477	118,681
Premiums, fees, and commissions receivable, net of allowance of $275 and $279	69,624	66,393
Deferred tax assets, net	20,549	35,641
Other investments	9,750	9,994
Other assets	6,438	6,078
Property and equipment, net	2,888	4,213
Deferred acquisition costs	4,947	4,852
Goodwill	29,384	29,384
Identifiable intangible assets, net	6,857	7,626
TOTAL ASSETS	$395,859	$400,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$159,130	$161,079
Unearned premiums and fees	82,620	78,861
Debentures payable	40,348	40,302
Term loan from principal stockholder	29,805	29,779
Accrued expenses	5,975	7,089
Other liabilities	13,224	10,476
Total liabilities	331,102	327,586
Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 41,235 and 41,160 issued and outstanding, respectively	413	412
Additional paid-in capital	458,124	457,750
Accumulated other comprehensive income, net of tax of $(990) and $(1,110), respectively	1,900	1,316
Accumulated deficit	(395,680)	(386,990)
Total stockholders’ equity	64,757	72,488
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$395,859	$400,074

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited)

PREMIUMS EARNED BY STATE

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Gross premiums earned:
Georgia	$16,811	$15,660	$67,313	$63,332
Florida	9,025	10,571	40,058	45,880
Alabama	8,382	6,970	32,591	28,163
Texas	6,697	8,869	31,057	41,154
Ohio	6,298	7,118	28,162	30,376
Tennessee	5,366	4,500	20,649	19,330
South Carolina	4,276	4,851	19,234	25,515
Illinois	2,613	4,495	13,978	20,733
Indiana	2,359	2,250	9,546	9,244
Pennsylvania	2,285	2,219	9,263	9,618
Mississippi	1,098	869	4,272	3,872
California	565	217	1,795	316
Missouri	28	704	368	5,397
Virginia	72	148	360	848
Total gross premiums earned	65,875	69,441	278,646	303,778
Premiums ceded to reinsurer	(100)	(110)	(425)	(450)
Total net premiums earned	$65,775	$69,331	$278,221	$303,328

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Loss	73.9%	91.9%	79.4%	101.9%
Expense	20.9%	15.7%	17.8%	14.6%
Combined	94.8%	107.6%	97.2%	116.5%

NUMBER OF RETAIL LOCATIONS

Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Retail locations – beginning of period	350	369	355	440
Opened	—	—	—	4
Acquired	—	—	—	—
Closed	—	(14)	(5)	(89)
Retail locations – end of period	350	355	350	355

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

RETAIL LOCATIONS BY STATE

	December 31,			September 30,
	2017	2016	2015	2017	2016
Alabama	23	23	24	23	23
Arizona	10	10	10	10	10
California	46	47	48	46	47
Florida	34	34	39	34	34
Georgia	49	50	60	49	53
Illinois	37	39	61	37	39
Indiana	16	16	17	16	16
Mississippi	6	6	7	6	6
Missouri	—	—	9	—	6
Nevada	4	4	4	4	4
New Mexico	5	5	5	5	5
Ohio	27	27	27	27	27
Pennsylvania	11	11	14	11	11
South Carolina	15	15	24	15	20
Tennessee	22	23	23	22	23
Texas	45	45	68	45	45
Total	350	355	440	350	369

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885